Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), entered into as of January 19, 2023 and effective January 1, 2023, (the “Effective Date”), by and between Veritone, Inc., a Delaware corporation (the “Company”), and Michael L. Zemetra (“Executive”). Certain capitalized terms used in this Agreement are defined in Section 24 below.

WHEREAS, the Company desires to continue to retain the services of Executive, Executive desires to continue to provide services to the Company, and the Company and Executive mutually desire to enter into an agreement containing the terms and conditions pursuant to which the Company will employ Executive from and after the Effective Date; and

WHEREAS, effective as of the Effective Date, this Agreement shall supersede and replace the prior Employment Agreement between Executive and the Company, dated as of October 6, 2020 (the “Prior Employment Agreement”), and the Prior Employment Agreement is hereby terminated.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.
Employment. The Company shall employ Executive, and Executive hereby accepts such employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 4 hereof (such period of employment hereunder referred to herein as the “Employment Period”). For the avoidance of doubt, Executive’s employment with the Company has been continuous since October 8, 2020.
2.
Position and Duties.
(a)
Positions; Authority. During the Employment Period, Executive shall serve as the Company’s Executive Vice-President, Chief Financial Officer and Treasurer, reporting to the Company’s Chief Executive Officer (the “Chief Executive Officer”), and shall have the duties, responsibilities and powers that are customary for an individual holding the positions of Chief Financial Officer and Treasurer of a publicly listed company of comparable size. Notwithstanding anything to the contrary contained in this Agreement, no action may be taken by the Company regarding the termination of Executive’s employment with the Company, or any other action that would entitle Executive to resign for Good Reason (as hereinafter defined), without the approval of the Board of Directors of the Company (the “Board”).
(b)
Duties. Executive shall faithfully and diligently perform such duties of his offices as well as such other lawful related duties of an executive nature as may be reasonably and lawfully requested by the Chief Executive Officer from time to time that are consistent with his title, authority and position; provided however, nothing contained herein shall prohibit Executive from engaging in (i) charitable, civic and industry work, (ii) occasional lectures and teaching at educational and/or charitable institutes, (iii) subject to pre-approval in writing by the Board’s Corporate Governance and Nominating Committee or any other committee designated by the Board, service on boards of directors of non-competing companies, (iv) managing personal affairs and passive investments and (v) activities with third party entities (including service as a board member or officer of such entity) in conformance with the Company’s Corporate Opportunities Policy; provided that, with respect to (i) through (v) above, such service, work or activities do not materially interfere with Executive’s performance of his duties to the Company (as determined by the Board’s Corporate Governance and Nominating Committee or any other committee designated by the Board after prior written notice to Executive including the specific instances of such material interference, and providing Executive at least thirty (30) days’ opportunity to cure such material interference). Executive’s office will generally be located in his home residence unless otherwise agreed to in writing by the parties, and from time to time Executive will be asked to work in the Company’s office in Irvine, California.

(c)
Representations. Executive represents and warrants, as of the Effective Date, that he is not bound by any employment, consulting, non-competition, confidentiality, finders, marketing or other agreement or arrangement that would, or might reasonably be expected to, prohibit or restrict him from performing his duties and obligations hereunder, or that conflict with the provisions of this Agreement, Executive’s obligations to the Company under this Agreement, or Executive’s ability to become employed and perform the services hereunder. Executive further represents and warrants that the Executive has and will continue to comply with the Employee Nondisclosure and Proprietary Information and Inventions Agreement, dated October 7, 2020, previously entered into between the Executive and the Company (the “Employee PIIA”).

3.
Compensation and Benefits.
(a)
Base Salary. During the Employment Period, Executive’s annual base salary shall be $400,000 or such greater amount as may be determined by the Board (the “Base Salary”). The Base Salary shall be payable in accordance with the Company’s normal payroll schedule, but no less often than monthly. The Base Salary shall be subject to review by the Board no less frequently than annually.
(b)
Annual Bonus. Executive will be eligible to earn a discretionary annual incentive bonus (“Annual Bonus”) with a target of not less than sixty percent (60%) of Executive’s then current Base Salary (“Target Bonus”), up to a maximum amount as determined in accordance with the terms of the Company’s annual bonus plan (the “Bonus Plan”) or such amount in excess of Target Bonus as may be determined by the Compensation Committee of the Board (the “Compensation Committee”), based on the achievement of certain performance goals to be determined by the Compensation Committee in each applicable year in accordance with the terms of the Bonus Plan. Except as set forth herein, Executive must be employed on the date the Annual Bonus is paid to receive the Annual Bonus, and the Annual Bonus shall be paid no later than March 15 of the year following the calendar year to which such annual performance goals relate.
(c)
Expenses. During the Employment Period, the Company shall reimburse Executive for all reasonable out-of-pocket business expenses incurred by Executive related to Executive’s services provided under this Agreement, which are consistent with the Company’s policies in effect from time-to-time with respect to travel (including business class airfare), entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses, except as otherwise provided hereunder.

(d)
Other Benefits. In addition to (but without duplication of) the Base Salary and Annual Bonus and other items described above, during the Employment Period, (i) the Company shall pay 100% of the premiums for medical, dental and vision insurance coverages elected by Executive for Executive and his eligible family members under the Company’s group insurance plans (which shall be reasonably comparable to those in place as of the date hereof) and (ii) Executive shall be entitled to paid time off subject to and in accordance with the Company’s policies with respect to such paid time off, and subject to applicable eligibility requirements, to such other benefits, including but not limited to, and retirement benefits, consistent with those provided by the Company and made available to other executive officers of the Company at Executive’s level.

(e)
Equity Awards.

(i)
Time-Based Restricted Stock Unit Awards. The Company shall grant to Executive: (A) as soon as practicable following the Effective Date, and subject to approval by the Compensation Committee, a restricted stock unit award under the Plan with a value of $450,000 (the “Initial Time-Based RSU Award”); and (B) on or prior to June 30, 2023, and subject to approval by the Compensation Committee and to the Company’s stockholders approving adoption of a new equity incentive plan, a restricted stock unit award under the new plan with a value of $150,000 (the “Second Time-Based RSU Award”) containing comparable terms to the Initial Time-Based RSU Award. The number of shares of the Company’s common stock subject to each of the Initial Time-Based RSU Award and Second Time-Based RSU Award (collectively, the “Time-Based RSU Awards”) shall be determined by dividing the applicable value of such award by the 90-day average closing price of the Company’s common stock prior to the date of grant. Each of the Time-Based RSU Awards shall vest in equal installments on the first three (3) anniversaries of the Effective Date, subject to Executive’s continued employment through the relevant vesting date and shall be subject to the terms of the plan pursuant to which it is granted, and the form of award agreement used for grants to executive officers of the Company at Executive’s level.
(ii)
Performance-Based Restricted Stock Unit Awards. The Company shall grant to Executive as soon as practicable following the Effective Date, and subject to approval by the Compensation Committee, a restricted stock unit award under the Plan with a target value of $150,000 (the “Initial Performance-Based RSU Award”). The number of shares of the Company’s common stock subject to the Initial Performance-Based RSU Award shall be determined by dividing the applicable value of such award by the 90-day average closing price of the Company’s common stock prior to the date of grant. The Initial Performance-Based RSU Award shall vest based on achievement of levels of revenue and non-GAAP net income (each equally weighted) mutually agreed upon by Executive and the Company’s Compensation Committee over a three-year performance period measured from the Effective Date, which achievement shall then be modified (up to a 20% increase or decrease) based on the Company’s relative total shareholder return over such three-year period, as compared with the S&P Software and Services Select Industry Index. Based on performance, Executive may earn from 0% to 200% of the target number of shares. Upon the occurrence of a Change in Control, the Initial Performance-Based RSU Award shall convert to a time-based award, with vesting occurring on the final day of the three-year performance period based on the target number of shares, subject to Executive’s continued employment through the vesting date, and subject to acceleration of vesting upon a Good Leaver Termination (as defined below) during the 12-month period after a Change in Control. The Initial Performance-Based RSU Award shall be subject to the terms of plan pursuant to which it is granted, and the form of award agreement used for grants to executive officers of the Company at Executive’s level.

(iii)
Future Equity Awards. Subject to Executive’s employment with the Company through the relevant grant date and subject to the approval of the Compensation Committee, Executive shall be eligible to receive additional equity awards after calendar year 2023 on a basis no less favorable than the equity awards made generally to other senior executives of the Company (other than new hire awards), it being understood that for any annual equity grants made in 2024, it is expected that such grants shall be 60% Time-Based RSU Awards and 40% Performance-Based RSU Awards and for any annual equity grants made in 2025, it is expected that such grants shall be 50% Time-Based RSU Awards and 50% Performance-Based RSU Awards. Except for the terms and conditions set forth in this this Agreement, the equity awards shall be documented on and subject to the terms and conditions of the Company’s standard forms of notices of award and award agreements.

4.
Term and Termination.
(a)
Term and Termination. The Employment Period shall begin on the Effective Date and continue until terminated as provided herein. The Executive’s employment is at-will and may be terminated by either the Executive or the Company at any time, for any reason, in accordance with the terms of this Agreement. The Executive’s employment shall terminate (i) immediately upon Executive’s death or Disability, (ii) on the date of termination set forth in a written notice of termination delivered to Executive by the Company for any reason (whether for Cause or without Cause), or (iii) immediately upon the Company’s receipt of written notice of Executive’s resignation for any reason unless such written notice specifies a later date (which date shall be no less than thirty (30) calendar days after the Company’s receipt of such written notice, unless limited by Section 409A of the Internal Revenue Code, as amended (the “Code”), and its corresponding regulations (collectively, “Section 409A”), or such later date is otherwise approved by the Company in writing) (such date of termination or expiration, for any reason, the “Termination Date”).
(b)
Compensation Upon Termination. Upon termination of Executive’s employment for any reason, Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall be entitled to receive the following (the “Accrued Obligations”):
(i)
Executive’s Base Salary through the Termination Date;

(ii)
reimbursement of reimbursable expenses incurred on or prior to the Termination Date in accordance with Section 3(c);

(iii)
any prior year's Annual Bonus, to the extent earned but not yet paid;

(iv)
the value of any accrued and unused paid time off as of the Termination Date; and

(v) any other amounts to which Executive is legally entitled to as of the Termination Date.

Except as otherwise expressly provided herein in Section 4(c) and 4(d) or required by applicable law, Executive shall not be entitled to any other salary, bonuses, benefits, severance or other compensation, from the Company or its Subsidiaries or Affiliates after the Termination Date and all of Executive’s rights to salary, bonuses, benefits and other compensation hereunder which would have accrued or become payable after the Termination Date (other than vested retirement benefits accrued on or prior to the termination or expiration of the Employment Period, accrued insurance benefits or other amounts owing hereunder as of the date of such termination or expiration that have not yet been paid) shall cease upon such termination or expiration, other than as expressly required under applicable law (such as COBRA).

(c)
Good Leaver Termination Unrelated to a Change in Control. Upon termination of Executive's employment (a) by the Company other than for Cause (and for the avoidance of doubt, other than by reason of death or Disability) or (b) by Executive for Good Reason (a “Good Leaver Termination”), in either case unrelated to a Change in Control, and subject to Executive fulfilling the Release Requirements, then in addition to Accrued Obligations, Executive shall be entitled to receive the following (the “Severance Benefits”):

(i)
a severance payment in an amount equal to one times the sum of Executive’s annual Base Salary and target Annual Bonus (with such target Annual Bonus calculated pro rata for the year as of the date of termination of employment) (the “Salary Severance”), payable in substantially equal installments in accordance with the Company’s payroll practice over twelve (12) months, beginning with the Company’s first regular payroll date coincident with or following the sixtieth (60th) day after the Termination Date, provided the Release (as defined below) has become effective and provided further that, if a Change in Control occurs during such twelve (12) months, any remaining installment payments shall be paid in lump sum within ten (10) days following such Change in Control; and

(ii)
during the period in which Employee is eligible to receive Salary Severance pursuant to subsection (i) above (the “COBRA Period”), subject to Employee’s valid election to continue healthcare coverage under Section 4980B of the Code and the regulations thereunder, the Company shall continue to provide to Employee and Employee’s dependents healthcare coverage under Section 4980B of the Code. The Company will pay Employee’s COBRA premiums directly to the COBRA provider during the COBRA Period, after which it will be the Employee’s responsibility to pay the COBRA premiums if the Employee wishes to continue his COBRA benefit beyond the COBRA Period. If a Change in Control occurs during the COBRA Period, any remaining COBRA premium payments required to be paid by the Company under this subsection (ii) shall be made to Employee in a single lump sum payment on an after-tax basis within ten (10) days following such Change in Control.

Other than any vested benefits under any Company benefit plan (subject to the terms of any such benefit plans in which Employee participates), the foregoing benefits shall be the sole benefits to which Employee is entitled upon a termination of employment described in this Section 4(c).

(d)
Good Leaver Termination in Connection with a Change in Control. Notwithstanding the above termination provisions, if Executive's employment is terminated as a result of a Good Leaver Termination during the three-month period prior to a Change in Control or the 12-month period after a Change in Control, then in addition to Accrued Obligations, but in lieu of the Severance Benefits set forth in Section 4(c), and subject to Executive fulfilling the Release Requirements, Executive shall be entitled to the following (the “CIC Severance Benefits”):

(i)
a lump sum cash severance payment in an amount equal to 1.5 times the sum of Executive's annual Base Salary and target Annual Bonus (with such target Annual Bonus calculated pro rata for the year as of the date of termination of employment). Such payment shall be paid no later than the later of (i) ten (10) days after the effective date of the Change in Control and (ii) the Company’s first regular payroll date coincident with or following the sixtieth (60th) day after the Termination Date, provided the Release (as defined below) has become effective; and

(ii)
an amount equal to one year of Employee’s COBRA premiums on an after -tax basis for the group health plan in which Employee is then currently enrolled. Such payment shall be paid within ten (10) days following the later of (i) the effective date of the Change in Control and (ii) the Termination Date; and

(iii)
vesting of any unvested portion of any time-based equity awards existing as of the Termination Date, and any vested options, including any accelerated options pursuant to this section, shall remain exercisable until the end of the term of such options. The treatment of performance-based equity awards shall be governed by their terms.

(e)
Conditions to Receipt of Severance Benefits. In order to receive any Severance Benefits, CIC Severance Benefits, or other discretionary termination-related benefits hereunder, Executive must be in compliance with the terms of this Agreement and any other contractual or fiduciary duty owed to the Company and must execute and deliver to the Company a release of claims in favor of the Company and its Subsidiaries and Affiliates (which shall be substantially in the form attached hereto as Exhibit A, the “Release”), which Release shall have been delivered to the Company and shall have become irrevocable prior to the fifty-second (52nd) day following the Termination Date (such requirements herein, the “Release Requirements.”)

(f)
Other Termination. If the Employment Period is terminated (i) by the Company for Cause, (ii) by Executive’s resignation without Good Reason, or (iii) as a result of Executive’s death or Disability, then Executive shall be entitled to receive only the Accrued Obligations, and Executive shall not be entitled to any other salary, bonuses, benefits, Severance Benefits, CIC Severance Benefits, or other compensation after the Termination Date, except as otherwise expressly provided for hereunder or pursuant to Executive’s equity grant documents or as otherwise required under applicable law. Any payments made pursuant to this Section 4(f) shall be made within thirty (30) days after the Termination Date. Executive acknowledges and agrees that Executive is not entitled to any benefits, payments, compensation or any other amounts pursuant to any Prior Employment Agreement.

(g)
Resignation of All Other Positions. Upon termination of Executive's employment hereunder for any reason, Executive shall be deemed to have immediately resigned from all positions that the Executive holds as an officer of the Company and as an officer or member of the board of any of its Subsidiaries.
(h)
Termination Certification. Upon separation from employment with the Company, Executive agrees to immediately sign and deliver to the Company the “Termination Certification” attached hereto as Exhibit B. Executive also agrees to keep the Company advised of Executive’s home and business address for a period of one (1) year after termination of Executive’s employment with the Company, so that the Company can contact Executive regarding Executive’s continuing obligations under by this Agreement.
5.
Section 280G Matters. In the event that any payment, accelerated vesting or other benefit payable to Executive under this Agreement together with any other benefits received by Executive under any other Agreement would constitute "parachute payments" within the meaning of Section 280G of the Code (“Parachute Payments”), Executive will be entitled to receive either (i) the full amount of the Parachute Payments, or (ii) the maximum amount that may be provided to Executive without resulting in any portion of such Parachute Payments being subject to the excise tax imposed by Section 4999 of the Code, whichever of clauses (i) and (ii), after taking into account applicable federal, state, and local taxes and the excise tax under Section 4999 of the Code, results in the receipt by Executive, on an after-tax basis, of the greatest portion of the Parachute Payments. The repayment and/or reduction of payments or benefits which would be Parachute Payments (each a "Payment") contemplated by the preceding sentence shall be implemented by determining the Parachute Payment Ratio (as defined below) for each Payment and then reducing the Payments in order beginning with the Payments with the highest Parachute Payment Ratio. For Payments with the same Parachute Payment Ratio, such Payments shall be reduced based on the time of payment of such Payments, with amounts having later payment dates being reduced first. For Payments with the same Parachute Payment Ratio and the same time of payment, such Payments shall be reduced on a pro rata basis (but not below zero) prior to reducing Payments with a lower Parachute Payment Ratio. Any such repayment or reduction will in all events comply with 409A. For purposes of the foregoing, “Parachute Payment Ratio” shall mean a fraction, the numerator of which is the value of the applicable Payment for purposes of Section 280G of the Code and the denominator of which is the intrinsic value of such Payment.
6.
Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based or other compensation paid to Executive under this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement will be subject to such deductions and clawback but only to the extent required by such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement). With respect to any potential clawback or recovery effected or subject to a determination by the Board, the Board will make its determination for clawback or recovery in good faith, upon advice of counsel, and in accordance with any applicable law or regulation, and to the extent permitted by law, only after (i) providing Executive prior written notice of the deliberation of such potential clawback or recovery and (ii) providing Executive (and his counsel) an opportunity to present to the Board all relevant information related to such determination.

7.
Return of Company Property. Executive understands that anything that Executive created or worked on while working for the Company (except for (a) inventions created by Executive entirely on his own time without using the Company’s equipment, supplies, facilities or trade secret information, that neither (i) related at the time of conception or reduction to practice of the invention to the Company’s business, or the actual or demonstrably anticipated research or development of the Company, nor (ii) result from any work performed by Executive for the Company, or (b) as may have been otherwise agreed by the Company’s Board in writing and in connection with its approval of Executive’s pursuit of a corporate opportunity pursuant to the Company’s Corporate Opportunity Policy (an “Approved Matter”)) belongs solely to the Company and that Executive cannot remove, retain, or use such information without the Company’s express written permission. Accordingly, upon separation from employment with the Company or upon the Company’s request at any other time, Executive will immediately deliver to the Company, and will not keep in Executive’s possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Company proprietary information, all Company equipment including all Company electronic media equipment, all tangible embodiments of intellectual property, all electronically stored information and passwords to access such property, Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, any other documents and property, and reproductions of any of the foregoing items. Notwithstanding the foregoing, Executive understands that Executive is allowed to keep a copy of the Company’s employee handbook and personnel records relating to Executive’s employment (or records related to an Approved Matter), and Executive can make and retain an electronic copy of his contacts list and calendar and any personal emails or information needed for tax filing purposes or general government required purposes or any information related to any Approved Matter.
8.
Protected Activity Not Prohibited. Executive understands that nothing in this Agreement or any other agreement with the Company shall in any way limit or prohibit Executive from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” means filing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and California Department of Fair Employment and Housing (“Government Agencies”). In making any such disclosures or communications, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Confidential Information to any parties other than the Government Agencies. Executive further understands that Protected Activity does not include the disclosure of any Company attorney-client privileged communications. In addition, Executive hereby acknowledges that the Company has provided Executive with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets. The full text of the notice is attached in Exhibit C.
9.
Survival. Sections 4 through 24, inclusive, shall survive and continue in full force in accordance with their terms notwithstanding the termination of this Agreement or the expiration or termination of the Employment Period.

10.
Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered or one business day after being sent by reputable overnight courier service (charges prepaid) or mailed by first class mail, return receipt requested, to the recipient at the address below indicated. Such notices, demands and other communications are a material provision of this Agreement and will be sent to Executive and to the Company at the following addresses:

Notices to Executive:

Michael L. Zemetra [address and email on file with the Company]

with a copy to (which shall not constitute notice hereunder):

Reed Smith LLP

599 Lexington Avenue

New York, NY 10022

Attention: Jess H. Drabkin, Esq.

Notices to the Company or its Subsidiaries:

Veritone, Inc.
5291 California Avenue

Suite 350

Irvine, CA 92617

Attention: Chief Legal Officer

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

11.
Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
12.
Complete Agreement. This Agreement, the Employee PIIA, the Indemnification Agreement between Executive and the Company, and those documents and agreements expressly referred to herein (including without limitation any incentive equity award agreements), embody the complete agreement and understanding among the parties and supersede and preempt any prior or contemporaneous understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. Executive acknowledges that no understandings, agreements or representations have been made by the

Company, its Subsidiaries or their respective Affiliates other than those expressly contained herein, and that Executive has not relied on any other understandings, agreements or representations in executing this Agreement.
13.
No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.
14.
Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile and electronic transmission in portable document format (.pdf)), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
15.
Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign Executive’s rights or delegate Executive’s duties or obligations hereunder without the prior written consent of the Company (and any purported assignment or delegation by Executive in violation of the foregoing shall be null and void).
16.
Arbitration. Executive and the Company mutually agree that any controversy or claim arising out of or relating to this Agreement or the employment relationship between Executive and the Company or the termination of the employment relationship between Executive and the Company, including any dispute regarding the scope or enforceability of this arbitration provision, shall be settled by individual arbitration pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by applicable law, administered by Judicial Arbitration and Mediation Services (“JAMS”) in accordance with the then-applicable JAMS Employment Arbitration Rules and Procedures (“JAMS Rules”), currently available at https://www.jamsadr.com/rules-employment-arbitration/, to the extent the JAMS Rules are consistent with the terms of this provision. Judgment on the award may be entered in any court having jurisdiction thereof. The parties also mutually agree that, except as otherwise required by enforceable law or permitted herein, arbitration shall be the sole and exclusive forum for resolving such disputes (including any dispute with the Company, any related parties, and any of their respective employees, officers, owners or agents, who shall be third-party beneficiaries of this provision), and both parties agree that they are hereby waiving any right to have their disputes resolved in civil litigation by a court or jury trial, including but not limited to any disputes arising under applicable federal, state, and local statutes such as Title VII of the Civil Rights Act and the Age Discrimination in Employment Act. However, this Section shall not be mandatory for any action or claim or cause of action to the extent applicable law prohibits subjecting such claim or cause of action to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”), including claims or causes of action alleging sexual harassment tor a non-consensual sexual act or sexual contact. In the event Executive intends to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. The arbitrator’s decisions on such matters shall be final and binding on the parties to the fullest extent permitted by law. The JAMS Rules are incorporated herein by reference, to the extent they are consistent with the terms of this provision and may be found at available at https://www.jamsadr.com/rules-employment-arbitration/. The place of arbitration shall be Orange County, California. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute; (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (iii) be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. Any arbitration hereunder shall be conducted only on an individual basis and not in a class, consolidated, or representative action. The arbitrator may not consolidate the claims of more than one person or entity and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences in this Section are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. Each party shall have the right to be represented by counsel at any arbitration proceeding. The Company shall pay the administrative costs and fees directly related to the arbitration, including the fees of the arbitrator. Each party shall otherwise bear its own respective attorneys’ fees and costs, including the costs of any depositions or for expert witnesses, unless any applicable law provides otherwise to the prevailing party, in which case the arbitrator shall have the authority to award costs and attorneys’ fees to the prevailing party in accordance with applicable law. The parties’ agreement to arbitrate does not apply to Excluded Claims; provided that, in the event of a dispute regarding whether, or the extent to which, any dispute is subject to arbitration, the parties agree that no underlying dispute or any facts regarding such dispute shall be submitted to a court until and unless a declaratory judgment is issued by the duly appointed arbitrator that allows a dispute to proceed in court based on a claim by a party that this arbitration provision is unenforceable as a matter of law as to an asserted claim. Moreover, nothing in this Section prevents Executive from filing or prosecuting a charge with any government agency (such as the Equal Employment Opportunity Commission) over which such agency has jurisdiction, or from participating in an investigation or proceeding conducted by any such agency. Nothing in this Section is intended to prevent either Executive or the Company from seeking injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any final award in any arbitration proceeding hereunder may be entered as a judgment in the federal and state courts of any competent jurisdiction and enforced accordingly.
17.
Choice of Law; Jurisdiction and Venue.
(a)
All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.
(b)
TO THE EXTENT PERMITTED BY, AND WITHOUT WAIVING THE REQUIREMENTS OF, SECTION 16, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF OR HIMSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF, AND VENUE IN the state courts in Orange County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Central District of California) AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT OR HE MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT OR HE MAY NOW OR

HEREAFTER HAVE TO VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
18.
Amendment and Waiver. The provisions of this Agreement may be amended, superseded, cancelled or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.
19.
Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to reasonably cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Executive hereby represents that Executive has no reason to believe Executive’s life is not insurable at rates now prevailing for healthy persons of Executive’s age.
20.
Withholdings. The Company and its Subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Subsidiaries to Executive any federal, state, local or foreign withholding taxes or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments or benefits from the Company or any of its Subsidiaries (including, without limitation, wages, bonuses, dividends, Severance Benefits, CIC Severance Benefits, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity) and any other deductions authorized by Executive and in accordance with this Agreement.
21.
Section 409A.
(a)
This Agreement is intended to comply with Section 409A, or an exemption thereto, and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A, to the extent applicable. Separation benefits provided under this Agreement are intended to be exempt from Section 409A under the "separation pay exception" to the maximum extent applicable. Further, any payments that qualify for the "short-term deferral" exception or another exception under Section 409A shall be paid under the applicable exception.
(b)
For purposes of determining Executive’s entitlement to payments or benefits required to be paid under this Agreement (or in any other arrangement with between the Company and the Executive) on account of a termination of Executive’s employment, “termination of employment” and variations thereof shall mean Executive’s “separation from service” from the Company within the meaning of Section 409A(a) (2) (A) (i) of the Code and the default rules of Treasury Regulations Section 1.409A-1(h) promulgated thereunder, and the “Termination Date” shall have such meaning.

(c)
To the extent that any expenses, reimbursement, fringe benefit or other, similar plan or arrangement with the Company in which Executive participates provides for a “deferral of compensation” with respect to Executive within the meaning of Section 409A of the Code, such amount shall be reimbursed in accordance with Section 1.409A-3(i) (1) (iv) of the Treasury Regulations, including (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement or in-kind benefit is not subject to liquidation or exchange for another benefit.
(d)
It is intended that each payment or installment of a series of payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the Code. Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A of the Code and the Treasury Regulations promulgated thereunder be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code. If at the time of Executive’s termination of employment with the Company, the Company determines that Executive is a “specified employee” within the meaning of Section 409A(a) (2) (B) (i) of the Code, then to the extent any payment or benefit that Executive becomes entitled to in connection with such termination is considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a) (2) (B) (i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after Executive’s separation from service, or (B) Executive’s death.

To the extent any payment or benefit that Executive becomes entitled to by reason of a Change in Control is considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code, then a Change in Control shall not be deemed to occur with respect to such payment or benefit unless such Change in Control constitutes an event described under Section 409A(a) (2) (A) (v) of the Code (that is, a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code). If any severance payment or benefit payable to Executive may be paid in two calendar years based on the date on which any related release or similar agreement is executed and/or returned by Executive, then any such payment or benefit that would otherwise be payable in the earlier of such two calendar years shall be paid with the first regular payroll of the Company in the later of such two calendar years.

22.
Executive’s Cooperation. During the Employment Period and thereafter, Executive shall provide reasonable cooperation to the Company and its Subsidiaries and/or Affiliates (and its or their legal counsel or designees) in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company at the Company’s cost (including, without limitation, Executive being available subject to his reasonable prior schedule and commitments, to the

Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, turning over to the Company all pertinent non-privileged information and turning over to the Company all relevant non-privileged documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments) Executive shall be entitled to (i) compensation for such cooperation at an hourly rate derived from Executive’s final Base Salary divided by 2,000; and (ii) reimbursement for all reasonable costs incurred by Executive in complying with the foregoing.

23.
Indemnification Agreement. To the extent the Company enters into an indemnification agreement with any other officer, director or stockholder that provides benefits or protections superior to the benefits or protections contained in Executive’s Indemnification Agreement, the Company shall, upon Executive’s written request, amend Executive’s Indemnification Agreement to add such requested additional protection.

24.
Attorney Fees Reimbursement. The Company will reimburse Executive up to $5,000 in reasonable attorney fees incurred in the negotiation of this Agreement, subject to documentation reasonably acceptable to the Company.

25.
Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below. For the avoidance of doubt, unless otherwise agreed by the parties, these definitions shall supersede any similar definitions contained in any other agreement between Executive and the Company.

“Affiliate” means, with respect to the Company and its Subsidiaries, any other Person controlling, controlled by or under common control with the Company or any of its Subsidiaries and, in the case of a Person which is a partnership, any partner of the Person. Notwithstanding anything to the contrary in this Agreement, Executive shall not be deemed an Affiliate of the Company or any of its Subsidiaries for purposes of this Agreement.

“Cause” means (i) the Executive's conviction, guilty plea or plea of nolo contendere for any crime involving financial impropriety or moral turpitude, or in any felony criminal proceeding; (ii) a breach by the Executive of a material provision of (A) this Agreement or (B) the Employee PIIA; (iii) breach of any fiduciary duty to the Company; (iv) violation of any written Company policy, in any such case, that causes material harm to the Company or is materially detrimental to the Company's reputation or business or (v) conduct by Executive which in the good faith and reasonable determination of the disinterested members of the Board demonstrates gross unfitness to serve; provided that, with respect to the actions, events or conditions described in clauses (ii), (iii) (iv), and (v) above, any termination by the Company shall be presumed to be other than for Cause unless (A) the Company provides written notice to Executive of the applicable action, event or condition allegedly constituting Cause (which notice shall specify in reasonable detail the particulars of such action, event or condition), and (B) if such condition can be cured, rescinded or remedied as determined by the disinterested members of the Board in their reasonable discretion, the Executive fails to cure, rescind or otherwise remedy the applicable action, event or condition described in such written notice within thirty (30) days after delivery of such written notice (or such longer period as the disinterested members of the Board may agree in writing). For purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed “intentional” or “willful” if it was due primarily to an error in judgment or negligence, and any act or failure to act on the part of the Executive shall be deemed “intentional” or “willful” only if done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the interest of the Company. Failure to meet performance expectations, unless willful, continuing, substantial, and uncured after demand for cure to the extent such failure is curable, shall not be considered “Cause.”

“Change in Control” for the purposes of Executive’s compensatory arrangements, including this Agreement, means a change in ownership or control of the Company effected through any of the following transactions: (a) consummation of a merger, consolidation or other reorganization approved by the Company’s stockholders, unless securities representing at least fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the Persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction; (b) a sale, transfer or other disposition of all or substantially all of the Company’s assets; (c) the closing of any transaction or series of related transactions pursuant to which any Person or any group of Persons comprising a “group” within the meaning of Rule 13d-5(b) (1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company or a Person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) becomes directly or indirectly (whether as a result of a single acquisition or by reason of one or more acquisitions within the twelve (12) -month period ending with the most recent acquisition) the beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the Company’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company’s existing stockholders; or (d) a change in the composition of the Board over a period of twenty-four (24) consecutive months or less such that a majority of the Board members ceases to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period (“Incumbent Directors”) or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Incumbent Directors who were still in office at the time the Board approved such election or nomination; provided that any individual who becomes a Board member subsequent to the beginning of such period and whose election or nomination was approved by two-thirds of the Board members then comprising the Incumbent Directors will be considered an Incumbent Director.

“Disability” means a physical or mental disability or infirmity that prevents or is reasonably expected to prevent the performance of Executive's employment-related duties for a period of six consecutive months or longer, notwithstanding the provision of any reasonable accommodation, and, within thirty (30) calendar days after the Company notifies Executive in writing that it intends to terminate his employment, Executive shall not have returned to the performance of his employment-related duties on a full-time basis; provided that, with respect to any compensation that constitutes deferred compensation subject to Section 409A of the Internal Revenue Code,

“Disability” shall have the meaning set forth in Section 409A(a) (2) (c) of the Internal Revenue Code. The Board's reasoned and good faith judgment of Disability shall be final, binding and conclusive, and shall be based on such competent medical evidence as shall be presented to it by Executive and/or by any physician or group of physicians or other competent medical expert employed by Executive or the Company to advise the Board.

“Good Reason” means without Executive's consent, (a) a material reduction by Company of Executive's Base Salary or Target Annual Bonus (which shall be deemed to have occurred if either his Annual Base Salary or target Annual Bonus is reduced by ten percent (10%) or more); (b) a material diminution in Executive's titles, duties, or responsibilities or the assignment to him of any duties or responsibilities inconsistent with Executive's position and status as Chief Financial Officer; (c) a change in Executive's reporting relationship such that Executive no longer reports directly to the CEO; (d) a relocation of Executive’s primary location of employment by more than thirty-five (35) miles from the Company’s current offices in Irvine, California (except for remote work from Executive’s residence or an office relocation that reduces the distance from Executive’s principal residence); or (e) any other material breach of this Agreement by the Company. In order for a termination to constitute a termination for “Good Reason” hereunder, Executive must give the Company written notice of his intent to resign for Good Reason within forty-five (45) days following the date Executive first learns of such Good Reason event, the Company shall not have cured such Good Reason event within forty-five (45) days following receipt of such notice from the Executive, and Executive's employment must terminate upon expiration of such forty-five (45) day period.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a business entity and a governmental entity or any department, agency or political subdivision thereof.

“Subsidiary” or “Subsidiaries” means any Person of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more of the other Subsidiaries of the Company or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more Subsidiaries of the Company or a combination thereof and for Executive’s purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation), if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). For the purposes hereof, the term Subsidiary shall include all Subsidiaries of such Subsidiary.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

Company:
VERITONE, INC.,
a Delaware corporation
By:	/s/ Ryan Steelberg
Name:	Ryan Steelberg
Title:	Chief Executive Officer and President
Executive:
/s/ Michael L. Zemetra
MICHAEL L. ZEMETRA

Exhibit A

FORM OF RELEASE OF CLAIMS

GENERAL RELEASE

THIS GENERAL RELEASE (this “Agreement”) is made and entered into by and between ________________ (hereinafter, “Executive”) and Veritone, Inc. (hereinafter, “Employer”), and inures to the benefit of Employer’s current, former and future parents, subsidiaries, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, agents, employees and assigns of Employer.

RECITALS

A. Executive has worked for Employer for a period of time in an executive capacity and has received substantial equity in Employer for the services that he provided to Employer.

B. Executive’s employment with Employer ended effective _____________ (the “Separation Date”).

C. Executive and Employer wish permanently to resolve any and all disputes arising out of the termination of Executive’s employment with Employer.

NOW, THEREFORE, for and in consideration of the execution of this Agreement and the mutual covenants contained in the following paragraphs, Employer and Executive agree as follows:

1.
No Admission of Liability. The parties agree that the execution of this Agreement, and the performance of the acts required by it, does not constitute an admission of liability, culpability, negligence or wrongdoing on the part of anyone, and will not be construed for any purpose as an admission of liability, culpability, negligence or wrongdoing by any party.
26.
Accrued Compensation and Benefits. The Employer will pay Executive all accrued compensation earned through the Separation Date, subject to standard payroll deductions and withholdings. To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, Executive will be eligible to continue Executive’s group health insurance benefits after the Separation Date. Executive is entitled to these payments and benefits regardless of whether or not Executive signs this Agreement. By signing this Agreement, Executive agrees and acknowledges that, other than the Release Benefits (as defined below), Executive has been paid and received all compensation owed to Executive as a result of the Executive’s employment or other service with the Employer.
27.
Release Benefit. Pursuant to the terms of Executive’s Employment Agreement to which this Release is appended as Exhibit A (the “Employment Agreement”), he is entitled to certain benefits if he agrees to release all known and unknown claims against Employer and certain of its affiliates (the “Release Benefits”). Executive acknowledges and agrees that he is not entitled to the Release Benefits unless and until he executes this General Release.

28.
General Release. Subject to Section 8 below, Executive for himself, his heirs, executors, administrators, assigns and successors, fully and forever releases and discharges Employer and each of its current, former and future parents, subsidiaries, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, “Releasees”), with respect to any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise, which have arisen, occurred or existed at any time prior and up to the signing of this Agreement, including, but not limited to, those arising out of or relating to Executive’s employment, Executive’s employment agreement, grants of equity interests to Executive, cessation of Executive’s employment with Employer, Executive’s work with the Company and/or its predecessor entities prior to his employment with the Company, Executive’s service as a director of the Company and its affiliated companies, or otherwise. For purposes of clarity, the foregoing release expressly includes any and all claims, liabilities and causes of action related in any way to Executive’s employment with, or service as a director to, the Company, including without limitation those causes of action listed in Sections 5 and 6 below.
29.
Release of Employment Related Claims. Executive understands and agrees that he is waiving any and all rights he may have had, now has, or in the future may have, to pursue against any of the Releasees any and all remedies available to him under any employment-related causes of action, including, without limitation, claims for unpaid wages, wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, discrimination, physical injury, emotional distress, claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act (“ADEA”), the Americans With Disabilities Act, the Federal Rehabilitation Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the Equal Pay Act of 1963, the California Family Rights Act, the provisions of the California Labor Code and any other federal, state or local laws and regulations relating to employment, conditions of employment (including wage and hour laws) and/or employment discrimination. Executive understands, however, that this Agreement does not extend to claims that may not be released as a matter of law. In addition, Executive understands and agrees that this release does not prevent Executive from making a complaint with, contacting, or participating in an investigation with a federal governmental agency such as the Equal Employment Opportunity Commission, the Department of Labor, and the Securities and Exchange Commission, but does waive and release any claim for damages or monetary relief associated with such a complaint or communication. Executive acknowledges that Executive has been advised, as required by California Government Code Section 12964.5(b)(4), that Executive has the right to consult an attorney regarding this Agreement and that Executive was given a reasonable time period of not less than five business days in which to do so. Executive further acknowledges and agrees that, in the event Executive signs this Agreement prior to the end of the reasonable time period provided by the Employer, Executive’s decision to accept such shortening of time is knowing and voluntary and is not induced by the Employer through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.

30.
Release of Disputed Wage Claims. Executive understands and agrees that Executive is releasing all claims related to disputes over wages owed to employees, including but not limited to, disputed wages, vacation, bonuses, overtime, break premiums, and any other type or form of disputed compensation for time worked.
31.
Release of Unknown Claims. Executive expressly waives any and all rights and benefits conferred upon him by Section 1542 of the Civil Code of the State of California, which states as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Executive expressly agrees and understands that the release given by him pursuant to this Agreement applies to all unknown, unsuspected and unanticipated claims, liabilities and causes of action which he may have against Employer or any of the other Releasees.

32.
Continued Right to Be Indemnified. Nothing in this Agreement terminates any indemnification or contribution obligation of Employer required by law or Employer’s bylaws, or any obligation of Employer under that certain Indemnification Agreement between Employer and Executive, as may be amended from time to time (the “Indemnification Agreement”). For purposes of clarity, the releases contained herein shall not include or cover claims for contribution or indemnity against any Releasee for any third party claims asserted against Executive. Furthermore, nothing in this Agreement waives or releases any Claim with respect to (a) any payments, benefits or rights payable or to be provided under Section 4 of the Employment Agreement, (b) any claims to vested benefits under any employee benefit plan within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (c) under any restricted stock awards, performance equity grants, stock options or other equity grant agreements, (d) any right of Executive to director and officer liability insurance coverage under any plan or policy applicable to the Executive, (e) any claim that cannot be waived by law, or (f) any right or claim that arises after the date of execution of this Release Agreement.
33.
Entire Agreement. Executive acknowledges and agrees that no promises or representations were made to him which do not appear in this Agreement or the Indemnification Agreement, and that this Agreement and the Indemnification Agreement contain the entire agreement of the parties on their subject matter. Executive acknowledges and agrees that he enters into this Agreement based upon his own judgment and not in reliance upon any representations or promises made by Employer or anyone acting on behalf of Employer, other than those contained within this Agreement. The parties further agree that if any of the facts or matters upon which they now rely in making this Agreement prove to be otherwise, this Agreement will nonetheless remain in full force and effect.
34.
ADEA Waiver. Executive acknowledges that Executive is knowingly and voluntarily waiving and releasing any rights Executive may have under the ADEA, and that the consideration given for the waiver and release in this Agreement is in addition to anything of value to which Executive is already entitled. Executive further acknowledges that Executive has been advised, as required by the ADEA, that: (i) Executive’s waiver and release do not apply to any rights or claims that may arise after the date that Executive signs this Agreement; (ii) Executive should consult with an attorney prior to signing this Agreement (although Executive may choose voluntarily not to do so); (iii) Executive has [twenty-one (21)] days to consider this Agreement (although Executive may choose voluntarily to sign it earlier); (iv) Executive has seven (7) days following the date Executive signs this Agreement to revoke it (by providing written notice of Executive’s revocation to the Company’s General Counsel at 5291 California Avenue, Suite 350, Irvine, CA 92617; and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by Executive provided that Executive does not revoke it (the “Effective Date”).
35.
Severability. If any provision of this Agreement, it will not affect the enforceability of the remaining provisions and all remaining provisions will be enforced to the extent permitted by law.
36.
Modification. The parties agree that no waiver, amendment or modification of any of the terms of this Agreement shall be effective unless in writing and signed by all parties affected by the waiver, amendment or modification. No waiver of any term, condition or default of any term of this Agreement shall be construed as a waiver of any other term, condition or default.
37.
Governing Law; Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICTS OF LAWS.
38.
Arbitration. The parties agree that any and all disputes, claims, or controversies between the parties to this Agreement including any dispute, claim or controversy arising out of or relating to an interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration pursuant to Section 16 of the Employment Agreement.

BY SIGNING THIS AGREEMENT, EXECUTIVE REPRESENTS THAT EXECUTIVE READ THIS AGREEMENT AND KNOWS THAT EXECUTIVE GIVES UP IMPORTANT RIGHTS.

Dated:
Executive

Exhibit B

TERMINATION CERTIFICATION

This certification is delivered pursuant to the terms of an Employment Agreement (the “Employment Agreement”) entered into between Veritone, Inc. (the “Company”), and ________________________ (“Executive”).

Executive hereby certifies that Executive does not have in Executive’s possession, nor has Executive failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, any other documents or property, or reproductions of any and all aforementioned items belonging to the Company or its Subsidiaries, Affiliates, successors, or assigns, except as may have been otherwise agreed by the Board and in connection with its approval of Executive’s pursuit of a corporate opportunity pursuant to the Company’s Corporate Opportunities Policy.

Executive further certifies that Executive has complied with all the terms of the Executive Employment Agreement, including the reporting of any inventions and original works of authorship (as defined therein) conceived or made by Executive (solely or jointly with others), as covered by the Employment Agreement.

Executive further agrees that, in compliance with the Employment Agreement, Executive will preserve as confidential all Company proprietary information, confidential knowledge, data, or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, databases, other original works of authorship, customer lists, business plans, financial information, or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants, or licensees.

Date:
[Executive]
Address:

Exhibit C

SECTION 7 OF THE DEFEND TRADE SECRETS ACT OF 2016

“ . . . [a]n individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. . . . An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”